EXHIBIT 10.1

October 23, 2006

Power Efficiency Corporation

3960 Howard Hughes Parkway

Suite 460

Las Vegas, NV 89169

To: Holders of 15% Notes and Warrants Issued by Power Efficiency Corporation

Dear                 :

We refer to the 15% promissory notes (the “Notes”) of Power Efficiency Corporation, a Delaware corporation (the “Company”), due October 26, 2006 (the “Current Maturity Date”), and the common stock purchase warrants issued to holders of the Notes in connection with their investment in the Notes (the “Warrant”). Terms not defined herein shall have the meaning ascribed to such term in the Note or Warrant, as applicable.

In consideration of the Company’s agreements, as evidenced by this letter, you hereby agree to amend all Notes held by you as follows:

1.	The Current Maturity Date is hereby amended to November 26, 2006 (the “New Maturity Date”); and
2.	All present and future accrued and unpaid interest on the Notes shall not be due and payable until the New Maturity Date.

The Warrants are hereby amended as follows:

1.	The Exercise Price (as defined in the Warrant) of the Warrants issued to you in connection with the Notes is hereby lowered from $0.65 per share to $0.50 per share.

Please confirm your agreement to the terms hereof by signing and dating a copy of this letter in the space provided below. The Notes and Warrants shall remain in full force and effect in accordance with their terms as so amended hereby, and the Company shall pay all accrued and unpaid interest at an annual rate of 15% on or before the New Maturity Date.

Please affix a copy of this letter to the original Note or Notes and Warrant held by you to evidence their amendment.

Very truly yours,

By:

Steven Strasser

Chairman & CEO

POWER EFFICIENCY CORPORATION

The undersigned holder of Notes and Warrants hereby agrees to the amendments set forth herein on the terms and conditions set forth above:

Name:

Title:

Dated: October ___, 2006